Exhibit 5.1

January 9, 2012

Alternative Fuels Americas, Inc.
2131 Hollywood Boulevard
Suite 401
Hollywood, Florida 33020

Re:           Alternative Fuels Americas, Inc. (the “Company”)
Registration Statement On Form S-1
File No. 333-177532

Ladies and Gentlemen:

You have requested our opinion with respect to the 23,712,088 shares (the “Shares”) offered by certain selling stockholders of the Company’s common stock, par value $0.001 per share included in the Registration Statement on Form S-1 (the “Form S-1”) filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

As counsel to the Company, we have examined the original or certified copies of such records of the Company, and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary for the opinion expressed in this letter.  In such examination, we have assumed the genuineness of all signatures on original documents, and the conformity to original documents of all copies submitted to us as conformed or photostatic copies.  As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based on, and subject to the foregoing, we are of the opinion that the Shares of Common Stock being registered in the Form S-1 shall, when resold by the stockholders described in Amendment No. 1 to the Form S-1, be duly authorized, validly issued, and fully paid and non-assessable.

In rendering this opinion, we advise you that members of this Firm are members of the Bar of the State of Florida, and we express no opinion herein concerning the applicability or effect of any laws of any other jurisdiction, except the securities laws of the United States of America referred to herein.

This opinion has been prepared and is to be construed in accordance with the Report on Standards for Florida Opinions, dated April 8, 1991, as amended and supplemented, issued by the Business Law Section of The Florida Bar (the “Report”).  The Report is incorporated by reference into this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Form S-1.  In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ ROETZEL & ANDRESS LPA